Exhibit 10.15

CONSULTING AGREEMENT

This Consulting Agreement (“Agreement”) is made and entered into as of February 1, 2012 (“Effective Date”) by and between GraphOn Corporation (“Company”). And Steven Ledger/Tamalpais Partners LLC (“Consultant”). Company desires to retain Consultant as an independent contractor to perform consulting services for the Company and Consultant is willing to perform such services, on terms set forth more fully below. In consideration of the mutual promises contained herein, the parties agree as follows:

1.	SERVICES AND COMPENSATION

(a) Consultant will perform for Company the services (“Services”) described in Exhibit A, attached hereto, in accordance with and on the schedule specified therein.

(b) Company will pay Consultant the compensation set forth in Exhibit A for the performance of the Services.

2.	CONFIDENTIALITY

(a) Definition.                      “Confidential Information” means any Company proprietary information, technical data, trade secrets of know-how, including, but not limited to, research, product plans, products, services, formulas, technology, designs, drawing, engineering, hardware configuration information, marketing, finances of other business information disclosed by Company either directly or indirectly in writing, orally or by drawings or inspection of parts of equipment.

(b) Non-Use, Non-Disclosure and Standstill.  Consultant will not, during or after the term of this Agreement, use Company’s Confidential Information for any purpose whatsoever other than the performance of the Services on behalf of Company or disclose Company’s Confidential Information to any third party. It is understood that said Confidential Information will remain the sole property of Company. Consultant will take all reasonable precautions to prevent any unauthorized disclosure of such Confidential Information including, but not limited to, having each employee of Consultant, if any, with access to Confidential Information, enter into a written nondisclosure agreement containing provisions in Company’s favor substantially similar to, and no less protective of Company than Sections 2, 3 and 4 of this Agreement. Confidential Information does not include information which is known to Consultant at the time of disclosure to Consultant by Company as evidenced by written records of Consultant, has become publicly known and made generally available through no wrongful act of Consultant, or has been rightfully received by Consultant from a third party who is authorized to make such disclosure. Consultant acknowledges his/its obligations under federal and state securities laws not to trade in the Company’s securities when in the possession of material non-public information regarding the Company, its subsidiaries and affiliates. Further, the Consultant hereby agrees not to buy, sell, or enter into any transactions, agreements, or arrangements in or relating to securities, bank debt, instruments or interests of the Company during the period that Consultant is in possession of any Confidential Information for so long as such Confidential

Information remains material non-public information regarding the Company, its subsidiaries and affiliates. Without Company’s prior written approval, Consultant will not directly or indirectly disclose to anyone the existence of this Agreement or the fact that Consultant has this arrangement with Company. Consultant also recognizes and agrees that Consultant has no expectation of privacy with respect to Company’s telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that Consultant’s activity, and any files of messages, on or using any of those systems may be monitored at any time without notice.

(c)  Former Employer’s Confidential Information.  Consultant will not, during the term of this Agreement, improperly use or disclose any proprietary information or trade secrets of any former or current employer or other person or entity with which Consultant has an agreement or duty to keep in confidence information acquired by Consultant, if any, and Consultant will not bring onto the premises of Company any unpublished document or proprietary information belonging to such employer, person or entity unless consented to in writing by such employer, person or entity. Consultant will indemnify Company and hold it harmless from and against all claims, liabilities, damages and expenses, including reasonable attorney’s fees and costs of suit, arising out of or in connection with any violation or claimed violation of a third party’s rights resulting in whole or in part form Company’s use of the work product of Consultant under this Agreement.

(d) Third party Confidential Information.  Consultant recognizes that Company has received and in the future will receive from third parties their confidential or proprietary information subject to a duty on Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. Consultant owes Company and such third parties, during the term of this Agreement and thereafter, a duty to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation or to use it except as necessary for carrying out the Services for Company consistent with Company’s agreement with such third party.

(e) Return of Materials.  Upon the termination of this Agreement, or upon Company’s earlier request, Consultant will deliver to Company all of Company’s property or Confidential Information that Consultant may have in Consultant’s possession or control, expect that Consultant may keep personal copies of its compensation records and this Agreement.

(f) Non-Solicit.  As additional protection for Confidential Information, during the period over which Consultant is (or is supposed to be) providing Services and for one year thereafter, Consultant will not directly or indirectly encourage or solicit any employee or consultant of Company to leave Company for any reason.

3.	OWNERSHIP

(a) Assignment. All copyrightable materials, notes, records, drawings, designs, inventions, improvements, developments, discoveries and trade secrets (collectively, “Inventions”) conceived, made or discovered by Consultant, solely or in collaboration with

Exhibit 10.15

others, during the period of this Agreement which relate in any manner to the business of Company that Consultant may be directed to undertake, investigate or experiment with, or which Consultant may become associated with in work, investigation or experimentation in the line of business of Company in performing the Services hereunder, are the sole property of Company. Consultant will assign (or cause to be assigned) and does hereby assign fully to Company all Inventions and any copyrights, patent rights, mask work rights or other intellectual property rights relating thereto. To the extent allowed by law, all Inventions which constitute original works of authorship (solely or jointly with others) within the scope of and during the term hereof which qualify for protection by copyright are “works made for hire” as that term is defined in the United States Copyright Act.

(b) Moral Rights.  To the extent allowed by law, Section 3(a) includes all rights of paternity, integrity, disclosure and withdrawal and any other rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like. To the extent any of the foregoing is ineffective under applicable law, Consultant hereby provides any and all ratifications and consents necessary to accomplish the purposes of the foregoing to the extent possible. Consultant will confirm any such ratifications and consents from time to time as requested by Company. If any other person provides any Services, Consultant will obtain the foregoing ratifications, consents and authorization from such person for Company’s exclusive benefit.

(c) Further Assurances.  Consultant will assist Company, or its designee, at Company’s expense, in every proper way to secure Company’s rights in the Inventions and any copyrights, patent rights, mask worth rights or other intellectual property rights relating thereto in any and all countries, including the disclosure to Company of all pertinent information and data with respect thereto, the execution of all applications, specifications, oaths, assignments and all other instruments which Company deems necessary in order to apply for and obtain such rights and in order to assign and convey to Company, its successors, assigns and nominees the sole and exclusive right, title and interest in and to such Inventions, and any copyrights, patent rights, mask work rights or other intellectual property rights relating thereto. Consultant’s obligation to execute or cause to be executed, when it is Consultant’s power to do so, any such instrument or papers will continue after termination of this Agreement.

(d) Pre-Existing Materials.  If in the course of performing the Services, Consultant incorporates into any Invention developed hereunder any invention, improvement, development, concept, discovery or other proprietary information owned by Consultant or in which Consultant has an interest, (i) Consultant will inform Company, in writing before incorporating such invention, improvement, development, concept, discovery or other proprietary information into any Invention; and (ii) Company is hereby granted and will have a nonexclusive, royalty-free, perpetual, irrevocable, worldwide license to make, have made, reproduce, modify and make derivative works of, use, sell, distribute and import such item as part of or in connection with such Invention. Consultant will not incorporate any invention, improvement, development, concept, discovery or other proprietary information owned by any third party into any Invention without Company’s prior written permission.

(e) Attorney in Fact.  If Company is unable because of Consultant’s unavailability, dissolution, mental or physical incapacity, or for any other reason, to secure Consultant’s signature to apply for or to pursue any application for any United States or foreign patents or mask work or copyright registrations covering the Inventions assigned to Company above, then Consultant hereby irrevocably designates and appoints Company and its duly authorized officers and agents as Consultant’s agent an attorney in fact, to act for and in Consultant’s behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyright and mask work registrations thereon with the same legal force and effect as if executed by Consultant.

4.	CONSULTANT OBLIGATIONS

(a) Conflicting Obligations.  Consultant certifies that Consultant has no outstanding agreement or obligation that is in conflict with any of the provisions of this Agreement, or that would preclude Consultant from complying with the provisions hereof, and further certifies that Consultant will not enter into any such conflicting agreement during the term of this Agreement.

(b) Warranty.  Consultant warrants that: (i) the Services will be performed in a professional and workmanlike manner; (ii) all work under this Agreement will be Consultant’s original work and to the knowledge of Consultant, none of the Services or Inventions or any development, use, production, distribution or exploitation thereof will infringe, misappropriate or violate any intellectual property or other right of any person or entity (including, without limitation, Consultant); and (iii) Consultant has the full right to allow it to provide the Company with the assignments and rights provided for herein.

5.	TERM AND TERMINATION

(a) Term and Termination.  This Agreement will commence on the Effective Date and will continue for the term specified in Exhibit A, unless earlier terminated as provided below. Exhibit A may specify a Services start date if the commencement of Services by Consultant will be later than the Effective date of this Agreement. If either party materially breaches a material provision of this Agreement, the other party may terminate this Agreement upon five days’ notice unless the breach is cured with in the notice period. Company also may terminate this Agreement at any time, with or without cause, upon ten days’ notice, but, if (and only if) without cause, Company will upon termination pay Consultant all unpaid amounts due for Services through January 31, 2013. Upon receipt of notice of termination, Consultant will stop all Services not expressly authorized by Company.

(b) Survival.  Upon termination all rights and duties of the parties toward each other will cease except:

(i) Company will be obliged to pay, within 30 days of the effective date of termination, all amounts owing to Consultant for Services completed and accepted by Company before the termination date and related expenses, if any, in accordance with the provisions of Section 1 (Services and Compensation) hereof; and

(ii) Sections 2 (Confidentiality), 3 (Ownership), 5(b) (Survival), 6 (Assignment), 7 (Independent Contractor), 8 (Benefits), 10 (Governing Law), 11 (Entire Agreement), 12 (Attorney’s Fees) and 13 (Severability) will survive termination of this Agreement and any remedies for breach of this Agreement will survive any termination or expiration. Company may communicate such obligations to any other (or potential) client or employer of Consultant.

6.	ASSIGNMENT
This Agreement and the Services contemplated hereunder are personal to Consultant and Consultant will not have the right or ability to assign, transfer, or subcontract any obligations under this Agreement without the express prior written consent of Company. Any attempt to do so will be void.
7.	INDEPENDENT CONTRACTOR
It is the express intention of the parties that Consultant is an independent contractor. Nothing in this Agreement will in any way be construed to constitute Consultant as an agent, employee or representative of Company, but Consultant will perform the Services hereunder as an independent contractor. Consultant will furnish (or reimburse Company for) all tools and materials necessary to accomplish the Services contemplated by this Agreement, and will incur all expenses associated with Consultant’s performance, except as expressly provided for on Exhibit A of this Agreement. Consultant will report as income all compensation received by Consultant pursuant to this Agreement, and Consultant will pay all self-employment and other taxes thereon. Consultant will indemnify and hold harmless Company and its directors, officers, and employees from and against all taxes, losses, damages, liabilities, costs and expenses, including attorney’s fees and other legal expenses, arising directly or indirectly from (i) any negligent, reckless or intentionally wrongful act of Consultant of Consultant’s employees, contractors, representatives or agents, (ii) a determination by a court or agency that the Consultant is not an independent contractor, or (iii) any breach by Consultant or Consultant’s employees, contractors, representatives or agents of any of the covenants contained in this Agreement.
8. BENEFITS
It is the intent of the parties hereto that Consultant receive no Company-sponsored benefits from Company either as consultant or employee. Such benefits include, but are not limited to, paid vacation, sick leave, medical insurance, workers compensation insurance, and 401(k) participation. If Consultant is reclassified by a state or federal agency or court as an employee, Consultant will become a reclassified employee and will receive no benefits except those mandated by state or federal law, even if by the terms of Company’s benefit plans in effect at the time of such reclassification Consultant would otherwise be eligible for such benefits.
9. OTHER AGREEMENTS AND POLICIES
Before performing any Services hereunder, Consultant will review and agree to comply with Company’s Policy Against Insider Trading.
10.	GOVERNING LAW
This Agreement will be governed by the laws of the State of California. Unless otherwise elected by Company in writing for a particular instance (which Company may do at its option), the sole jurisdiction and venue for actions related to the subject matter of this Agreement will be the state and federal courts having within their jurisdiction the location of Company’s headquarters. Each party consents to the jurisdiction of such courts with respect to any such actions. Any breach of Section 2 or 3 will cause irreparable harm to Company for which damages would not be an adequate remedy, and, therefore, Company will be entitled to injunctive relief, without the necessity of posting a bond, with respect thereto in addition to any other remedies to which Company is entitled.
11.	ENTIRE AGREEMENT
This Agreement is the entire agreement of the parties and supersedes any prior or contemporaneous agreements between them, whether written or oral, with respect to the subject matter hereof. No waiver, alteration, or modification of any of the provisions of this Agreement will be binding unless in writing and signed by duly authorized representatives of the parties hereto.
12.	ATTORNEY’S FEES
In any court action at law or equity which is brought by one of the parties to enforce or interpret the provisions of this agreement, the prevailing party will be entitled to reasonable attorneys’ fees, in addition to any other relief to which that party may be entitled.
13.	SEVERABILITY
The invalidity or unenforceability of any provision of this Agreement, or any terms thereof, will not affect the validity of this Agreement as a whole, which will at all times remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

GraphOn Corporation			Steven Ledger
Tamalpais Partners LLC
By:	/s/ Eldad Eilam *		By:	/s/ Steven A. Ledger
	Name:	Eldad Eilam		Name:	Steven A. Ledger
	Title:	Acting Chief Executive Officer		Title:	Managing Partner
			Address:	Tamalpais Partners LLC
* Signed on April 4, 2012 to be effective as of February 1, 2012				24 Tamalpais Avenue
Mill Valley, CA 94941